UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 18, 2007

BRITTON & KOONTZ CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Mississippi	0-22606	64-0665423
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Main Street, Natchez, Mississippi  39120
(Address of Principal Executive Offices) (Zip Code)

(601) 445-5576
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2007, W. Page Ogden, the President and Chief Executive Officer of Britton & Koontz Capital Corporation (the “Registrant”) and its wholly-owned subsidiary, Britton & Koontz Bank, N.A. (the “Bank”), entered into a Salary Continuation Agreement  (the “Agreement”) with the Bank.  The Agreement supersedes and restates a previous salary continuation agreement between the Bank and Mr. Ogden, for the purpose of, among other things, complying with Section 409A of the Internal Revenue Code of 1986, as amended.

The Agreement generally provides for a benefit payable at age 65 (or, if later, upon separation of service) in the form of 15 equal annual installment payments.  The amount of the benefit is based upon Mr. Ogden’s age when his employment ceases.  As of the date hereof, the annual benefit is $17,653, payable during the 15-year period following his 65th birthday.  If Mr. Ogden dies while he is employed, his beneficiaries will be paid an annual benefit equal to $40,000 during the 15-year period following his date of death.  If he dies after his installment payments have commenced, his beneficiaries will receive the remaining payments.

Upon the occurrence of a change in control, Mr. Ogden will fully vest in the maximum annual benefit, $40,000, which is payable in 15 annual installments as of the later of his age 65 or separation from service. Mr. Ogden must forfeit any portion of the benefit that constitutes an “excess parachute payment” under Code Section 280G.  The term “change in control” means that a person or group has acquired 50% or more of the total fair market value or voting power of the common stock of the Registrant or the Bank, as determined by the Registrant’s board of directors.

Mr. Ogden’s benefits are subject to forfeiture if he is terminated for cause The Agreement also contains a non-competition covenant during the three-year period after his employment ceases for any reason.  If he breaches this covenant, the Bank may cease all further payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRITTON & KOONTZ CAPITAL CORPORATION

Date: December 19, 2007                                      /s/ W. Page Ogden
                                                 ___________________________
W. Page Ogden
President and Chief Executive Office